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                                                                    Exhibit 12.1

                           Hanover Compressor Company
                Computation of Ratio of Earnings to Fixed Charges
             (Amounts in thousands of dollars, except ratio amounts)

                                                                         Nine
                                                                        Months
                                                                         Ended
                                                                       September                Year Ended December 31,
                                                                          30,      --------------------------------------------
                                                                        2003 (1)    2002 (2)   2001      2000     1999     1998
                                                                       ---------   ---------  ------    ------   ------   ------
Earnings:
Income (loss) from continuing operations before income taxes          $(56,516)   $(92,419)  $112,000  $ 74,948  $60,463  $49,636
Add:
Interest on indebtedness and amortization of capitalized interest,
   debt expense and discount (3) (4)                                    53,510      40,453     31,760    15,110    9,115   11,716
Leasing expense and the estimated interest factor attributable to
   rents                                                                49,118      96,863     71,347    46,132   22,486    6,310
Equity in income of non-consolidated affiliates in excess of
   distributions of income                                             (16,770)     (2,223)    (9,350)   (3,518)  (1,188)  (1,369)
                                                                      --------    --------   --------  --------  -------   ------
   Earnings (loss) as adjusted                                        $ 29,342    $ 42,674   $205,757  $132,672  $90,876  $66,293
                                                                      ========    ========   ========  ========  =======   ======
Fixed charges:
Interest on indebtedness, amortization of debt expense and discount
   and capitalized interest (3) (4)                                   $ 53,875    $ 42,577   $ 34,250  $ 16,871  $10,597  $11,716
Leasing expense and the estimated interest factor attributable to
   rents                                                                49,118      96,863     71,347    46,132   22,486    6,310
                                                                      --------    --------   --------  --------  -------   ------
   Total fixed charges                                                $102,993    $139,440   $105,597  $ 63,003  $33,083  $18,026
                                                                      ========    ========   ========  ========  =======   ======
Ratio of earnings to fixed charges                                          --          --       1.95      2.11     2.75     3.68
                                                                      ========    ========   ========  ========  =======   ======

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(1)  Due to Hanover's loss for the nine month period ended September 30, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $73.7 million to achieve coverage of 1:1. During this nine-month period, we recorded $40.3 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002--Provision for Estimated Cost of Litigation Settlement."

(2) Due to Hanover's loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to the consolidated financial statements included in Hanover's Annual Report on Form 10-K for the year ended December 31, 2002.

(3) Includes distributions on mandatorily redeemable convertible preferred securities.

(4) The amounts that, prior to July 1, 2003, we reported as "Change in Fair Value of Derivative Financial Instruments" in our Consolidated Statement of Operations, have been reclassified as interest expense for the current and prior periods.